SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-A/A

Amendment No. 1

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

CLARUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	58-1972600 (I.R.S Employer Identification No.)

2084 East 3900 South, Salt Lake City, Utah (State of incorporation or organization)	84124 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $.0001 per share	NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None.

Explanatory Note

This Amendment No. 1 on Form 8-A/A (“Amendment No. 1 to Form 8-A”) amends the Statement on Form 8-A filed by Clarus Corporation (the “Company”) with the Securities and Exchange Commission on June 9, 2010 (the “Original Form 8-A”). This Amendment No. 1 to Form 8-A is being filed to amend the description of the rights (the “Rights”) to purchase shares of Series A Junior Participating Preferred Stock, par value $0.0001, of the Company set forth under the heading “Preferred Share Purchase Rights” under Item 1 of the Original Form 8-A.

Item 1. Description of Registrant’s Securities to be Registered.

On September 5, 2024, the Company entered into Amendment No. 1 to Rights Agreement (the “Amendment”) with Equiniti Trust Company, LLC (f/k/a American Stock Transfer and Trust Company), as rights agent (the “Rights Agent”). The Amendment amends the Rights Agreement (the “Rights Agreement”), dated as of February 12, 2008, by and between the Company and the Rights Agent, to, among other things: (i) clarify the definitions of “Acquiring Person”, “Beneficial Owner”, “Beneficially Own”, “Beneficial Ownership” and “Exempt Person”, in Section 1 of the Rights Agreement; (ii) revise Section 33 of the Rights Agreement, entitled “Determination and Actions by the Board”; and (iii) add a new Section 35 of the Rights Agreement, entitled “Process to Seek Exemption”, setting forth express provisions by which a person may seek an exemption from the Rights Agreement with respect to a potential acquisition of shares of the Company’s common stock, par value $0.0001 per share, by such person.

The Rights and the Rights Agreement are described in the Original Form 8-A and such descriptions, as amended hereby, are incorporated by reference herein.  In addition, the Rights are in all respects subject to and governed by the provisions of the Rights Agreement, the Amendment, and the Certificate of Designation of Series A Junior Participating Preferred Stock (the “Certificate of Designation”). Copies of the Rights Agreement, the Amendment, and the Certificate of Designation are filed as Exhibits 4.1, 4.2, and 3.1, respectively, and incorporated herein by reference. The foregoing description of the material terms of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 4.2 and incorporated herein by reference.

Item 2.	Exhibits.

Number	Description
3.1

Form of Certificate of Designation of Series A Junior Participating Preferred Stock (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 13, 2008 and incorporated herein by reference).

4.1

Rights Agreement, dated as of February 12, 2008, by and between the Company and American Stock Transfer & Trust Company (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 13, 2008 and incorporated herein by reference).

4.2	Amendment No. 1 to Rights Agreement, dated as of September 5, 2024, by and between the Company and Equiniti Trust Company, LLC (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 6, 2024 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CLARUS CORPORATION

Dated: September 6, 2024	By:	/s/ Michael J. Yates
Name: Michael J. Yates
Title: Chief Financial Officer